Exhibit 10.1

EXECUTION COPY

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of September 17, 2014 (this “Amendment”), is by and among OWENS & MINOR DISTRIBUTION, INC., a Virginia corporation, OWENS & MINOR MEDICAL, INC., a Virginia corporation (together, the “U.S. Borrowers”), OWENS & MINOR, INC., a Virginia corporation (the “Parent”), certain Domestic Subsidiaries of the Parent party hereto (together with the Parent, the “Guarantors”) and WELLS FARGO BANK, N.A., as administrative agent on behalf of the Banks under the Credit Agreement (as hereinafter defined) (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

W I T N E S S E T H

WHEREAS, the Borrowers, the Guarantors, the Banks and the Administrative Agent are parties to that certain Credit Agreement, dated as of June 5, 2012 (including all exhibits and schedules thereto and as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Credit Parties have requested that the Banks amend certain provisions of the Credit Agreement;

WHEREAS, the Banks are willing to make such amendments to the Credit Agreement, in accordance with and subject to the terms and conditions set forth herein; and

WHEREAS, Merrill Lynch, Pierce, Fenner & Smith, Incorporated will be appointed as a joint lead arranger, Bank of America, N.A. will be appointed as a syndication agent and HSBC Bank USA, National Association will be appointed as a documentation agent under the Credit Agreement;

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

AMENDMENTS TO CREDIT AGREEMENT

1.1 New Definitions. The following definitions are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:

““Anti-Corruption Laws” means any law, rule or regulation of any jurisdiction applicable to the Borrowers or any of their Subsidiaries from time to time concerning or relating to bribery or corruption.”

““Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.”

““Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.”

““First Amendment Effective Date” means September 17, 2014.”

““First Amendment Joining Bank” means each Person that shall have executed and delivered a joinder to this Agreement pursuant to the terms of the First Amendment to Credit Agreement, dated as of September 17, 2014, by and among the Borrowers, the Guarantors and the Administrative Agent.”

““Fitch Rating” means, at any time for the Parent, the rating issued by Fitch and then in effect with respect to the Parent’s senior unsecured long term debt securities without third party credit enhancement.”

““Limited Originator Recourse” means a letter of credit, cash collateral account or other credit enhancement issued or provided for a similar purpose in connection with the incurrence of Indebtedness by a Securitization Subsidiary under a Qualified Securitization Transaction.”

““Material Acquisition” means one or more Acquisitions during any twelve month period that involve the payment of aggregate consideration by the Borrowers and their Subsidiaries in excess of $100,000,000.”

““Sanctioned Country” means a country or territory subject to a Sanctions-related program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.”

““Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (b) a Person named on any list of Sanctions maintained by the U.S. Department of State and publicly available at http://www.state.gov, (c) a Person named on the lists maintained by the United Nations Security Council available at http://www.un.org/sc/committees/list_compend.shtml, or as otherwise published from time to time, (d) a Person named on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, or as otherwise published from time to time, (e) a Person named on the lists maintained by Her Majesty’s Treasury available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time, or (f) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to Sanctions.”

““Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, the U.S. Department of State or the U.S. Department of Treasury, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.”

““Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.”

1.2 Amendment to Definition of Alternative Currency Sublimit. The definition of “Alternative Currency Sublimit” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

““Alternative Currency Sublimit” means, an amount equal to $200,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Revolving Committed Amount.”

1.3 Amendment to Definition of Anti-Terrorism Law. The definition of “Anti-Terrorism Law” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

““Anti-Terrorism Law” means (i) the USA PATRIOT Act, (ii) the Trading with the Enemy Act, (iii) any of the foreign assets control regulations of the U.S. Department of Treasury (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or (iv) any other statute, regulation, executive order, or other law pertaining to the prevention of future acts of terrorism, in each case as such law may be amended from time to time.”

1.4 Amendment to Definition of Applicable Percentage. The definition of “Applicable Percentage” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

““Applicable Percentage” means for any day, the rate per annum set forth below, based on the better of (y) the Debt Ratings and (z) the Consolidated Total Leverage Ratio then in effect, it being understood that the Applicable Percentage for (i) Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (ii) Eurocurrency Rate Loans shall be the percentage set forth under the column “Eurocurrency Margin”, (iii) Daily LIBOR Swingline Loans shall be the percentage set forth under the column “Eurocurrency Margin”, (iv) Standby Letter of Credit Fee shall be the percentage set forth under the column “Eurocurrency Margin” and (v) the Unused Fee shall be the percentage set forth under the column “Unused Fee”:

Level	Debt Ratings	Consolidated Leverage Ratio	Eurocurrency Margin	Base Rate Margin	Unused Fee
I	BB-/Ba3/BB- or lower	≥ 2.75 to 1.0	2.000%	1.000%	0.250%
II	BB/Ba2/BB	< 2.75 to 1.0 but ≥ 2.25 to 1.0	1.750%	0.750%	0.225%
III	BB+/Ba1/BB+	< 2.25 to 1.0 but ≥ 1.75 to 1.0	1.500%	0.500%	0.200%
IV	BBB-/Baa3/BBB-	< 1.75 to 1.0 but ≥ 1.25 to 1.0	1.375%	0.375%	0.175%
V	BBB/Baa2/BBB	< 1.25 to 1.0 but ≥ 0.75 to 1.0	1.250%	0.250%	0.150%
VI	BBB+/Baa1/BBB+ or better	< 0.75 to 1.0	1.125%	0.125%	0.125%

At such times as the Applicable Percentage is determined by the Debt Ratings, the Applicable Percentage shall be determined in accordance with the above pricing grid based on the Parent’s status as determined from its then current Moody’s Rating, S&P Rating and Fitch Rating. If at any time, (i) the Parent has only two Debt Ratings and there is a split rating, the Applicable Percentage shall be based upon the Level indicated by the higher of the two ratings unless there is a two or more level difference in the levels indicated by each of the two available ratings, in which case the Level that is one level below the higher rating shall apply, or (ii) the Parent has three Debt Ratings and there is a split rating such that (A) all three ratings fall in different Levels, the Applicable Percentage shall be based upon the Level indicated by the rating that is neither the highest nor the lowest of the three ratings or (B) two of the three ratings fall in one Level (the “Majority Level”) and the third rating falls in a different Level, the Applicable Percentage shall be based upon the Level indicated by the Majority Level. Should the Parent not have any Debt Rating, the corporate credit or issuer rating of the Parent will be used in lieu thereof, or if no such rating is available, then the Consolidated Total Leverage Ratio shall be used to determine the Applicable Percentage. For purposes of the above pricing grid, any change in the Applicable Percentage shall occur on the date that is five (5) Business Days following any change in the Moody’s Rating, the S&P Rating and the Fitch Rating for the Parent.

At such times as the Applicable Percentage is determined by the Consolidated Leverage Ratio, the Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date by which the Borrowers are required to provide the quarterly or annual compliance certificate and related financial statements in accordance with the provisions of Sections 7.1(a) and (b), as appropriate; provided that:

(i) the Applicable Percentage in effect from the First Amendment Effective Date through the fifth Business Day immediately following the date a compliance certificate is required to be delivered pursuant to Section 7.1(b) for the fiscal quarter ending September 30, 2014 shall be determined based upon Pricing Level IV, and

(ii) notwithstanding the foregoing, in the event an annual or quarterly compliance certificate and related financial statements are not delivered timely to the Administrative Agent by the date required by Sections 7.1(a) and (b), as appropriate, the Applicable Percentage, in each case, shall be based on the better of (A) the Debt Rating and (B) Pricing Level I until the date five (5) Business Days after such compliance certificate and related financial statements are delivered to the Administrative Agent.

Subject to the qualifications set forth above, the Applicable Percentage, in each case, shall be effective from an interest determination date until the next interest determination date. The Administrative Agent shall determine the appropriate Applicable Percentages promptly upon receipt of, and based on the information contained in, the quarterly or annual compliance certificates and related financial statements. The Administrative Agent shall promptly notify the Borrower Representative and the Banks of any change in the Applicable Percentage. Such determinations by the Administrative Agent shall be conclusive absent manifest error. Adjustments in the Applicable Percentage shall be effective as to existing Extensions of Credit as well as new Extensions of Credit made thereafter. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Percentage for any period shall be subject to the provisions of Section 3.15(c).”

1.5 Amendment to Definition of Arrangers. The definition of “Arrangers” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

““Arrangers” means, collectively, Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith, Incorporated in their capacities as joint lead arrangers and joint book managers.”

1.6 Amendment to Definition of Banks. The definition of “Banks” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

““Banks” means (i) each Person identified as a “Bank” on the signature pages hereto and its successors and assigns and (ii) each First Amendment Joining Bank.”

1.7 Amendment to Definition of Base Rate. The definition of “Base Rate” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

““Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo Bank as its “prime rate” and (c) the Eurocurrency Rate plus 1.0%, provided that the Base Rate for any day shall be based on the Eurocurrency Rate at approximately 11:00 a.m. (London time) on such day but shall otherwise be calculated in accordance with the definition of “Eurocurrency Rate”, subject to the interest rate floor therein. The “prime rate” is a rate set by Wells Fargo Bank based upon various factors including Wells Fargo Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such “prime rate” announced by Wells Fargo Bank shall take effect at the opening of business on the day specified in the public announcement of such change.”

1.8 Amendment to Definition of Cash Equivalents. The definition of “Cash Equivalents” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

““Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (ii) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Euro time deposits and Euro certificates of deposit of (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (z) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof, from Moody’s is at least P-1 or the equivalent thereof or from Fitch is at least F1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (iii) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P, P-1 (or the equivalent thereof) or better by Moody’s or F1 (or the equivalent thereof) or better by Fitch and maturing within six months of the date of acquisition and (iv) repurchase agreements with a bank or trust company (including a Bank) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which the Borrowers shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations. Notwithstanding anything above, it is understood and agreed that auction rate securities shall not constitute Cash Equivalents.”

1.9 Amendment to Definition of Consolidated Total Debt. The definition of “Consolidated Total Debt” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

““Consolidated Total Debt” means, as of any date, all Funded Debt of the members of the Consolidated Group on a consolidated basis determined in accordance with GAAP; provided that Consolidated Total Debt shall also include any Indebtedness in excess of $300,000,000 incurred by any Securitization Subsidiary in connection with any Qualified Securitization Transaction.”

1.10 Amendment to Definition of Daily LIBOR. The definition of “Daily LIBOR” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

““Daily LIBOR” means, for each day with respect to any Swingline Loan issued pursuant to Section 2.2(a)(ii), the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) on such day and having an advance date of such day and a maturity date of one month; provided, however, if more than one rate is specified on Reuters Screen LIBOR01 Page, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term “Daily LIBOR” shall mean, for each day with respect to any Daily LIBOR Swingline Loan, the rate per annum at which, as determined by the Administrative Agent in accordance with its customary practices, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. (London time) on such day and having an advance date of such day and a maturity date of one month for settlement in immediately available funds by leading banks in the London interbank market. Notwithstanding anything to the contrary herein, in no event shall Daily LIBOR be less than 0%.”

1.11 Amendment to Definition of Debt Rating. The definition of “Debt Rating” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

““Debt Rating” means, with respect to the Parent, the S&P Rating, the Moody’s Rating and/or the Fitch Rating.”

1.12 Amendment to Definition of Eurocurrency Rate. The definition of “Eurocurrency Rate” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

““Eurocurrency Rate” means, for any Interest Period with respect to a Eurocurrency Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two London Banking Days prior to the first day of the applicable Interest Period. If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then the “Eurocurrency Rate” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two London Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Notwithstanding anything to the contrary herein, in no event shall the Eurocurrency Rate be less than 0%.”

1.13 Amendment to Definition of Fee Letter. The definition of “Fee Letter” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

““Fee Letter” means the letter agreement, dated as of September 5, 2014, between the Administrative Agent, Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith, Incorporated and the Borrowers, as amended, modified, supplemented or replaced from time to time.”

1.14 Amendment to Definition of Qualified Securitization Transaction. The definition of “Qualified Securitization Transaction” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

““Qualified Securitization Transaction” means any Securitization Transaction; provided that (A) no portion of the Indebtedness or any other obligations (contingent or otherwise) under such Securitization Transaction shall be (i) recourse to any member of the Consolidated Group other than pursuant to Standard Securitization Obligations or Limited Originator Recourse, (ii) supported by Support Obligations of any member of the Consolidated Group other than pursuant to Standard Securitization Obligations or Limited Originator Recourse or (iii) secured (directly or indirectly, contingently or otherwise) by any Lien on any Property of any member of the Consolidated Group other than pursuant to Standard Securitization Obligations or Limited Originator Recourse, (B) such Securitization Transaction (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Consolidated Group and any applicable Securitization Subsidiary, (C) all sales, conveyances or other transfers of Securitization Receivables and related assets to any Securitization Subsidiary are made at fair market value and (D) the financing terms, covenants, termination events and other provisions thereof, including any Standard Securitization Obligations, shall be market terms, in each case as determined by the Parent in good faith.”

1.15 Amendment to Definition of Securitization Subsidiary. The definition of “Securitization Subsidiary” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

““Securitization Subsidiary” means (a) O&M Funding Corp. and (b) any other wholly-owned Subsidiary which engages in no activities other than those reasonably related to or in connection with the entering into of Securitization Transactions and which is designated by the board of directors of the Parent (as provided below) as a Securitization Subsidiary; provided that no member of the Consolidated Group (i) shall provide credit support to such Securitization Subsidiary other than Limited Originator Recourse, (ii) shall have any contract, agreement, arrangement or understanding with such Securitization Subsidiary other than on terms that are fair and reasonable and that are no less favorable to such member of the Consolidated Group than could be obtained from an unrelated Person (other than representations, warranties and covenants (including those relating to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction and intercompany notes relating to the sale of Securitization Receivables to such Securitization Subsidiary and Limited Originator Recourse) and (iii) no member of the Consolidated Group shall have any obligation to maintain or preserve such Securitization Subsidiary’s financial condition or to cause such Securitization Subsidiary to achieve certain levels of operating results other than Limited Originator Recourse. Any such designation by the board of directors of the Parent (other than with respect to O&M Funding Corp.) shall be evidenced to the Administrative Agent and each Bank by filing with the Administrative Agent and each Bank a certified copy of the resolutions of the board of directors of the Parent giving effect to such designation.”

1.16 Amendment to Definition of Standard Securitization Obligations. The definition of “Standard Securitization Obligations” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

““Standard Securitization Obligations” means representations, warranties, covenants, indemnities and other obligations entered into by any member of the Consolidated Group which are reasonably customary in Securitization Transactions.”

1.17 Amendment to Definition of Support Obligations. The definition of “Support Obligations” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

““Support Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than (i) endorsements in the ordinary course of business of negotiable instruments for deposit or collection and (ii) Standard Securitization Obligations and Limited Originator Recourse relating to Qualified Securitization Transactions) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness against loss in respect thereof or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Support Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Support Obligation is made.”

1.18 Amendment to Definition of Termination Date. The definition of “Termination Date” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

““Termination Date” means the earlier of (i) September 17, 2019 or (ii) the date on which the Commitments terminate in accordance with the provisions of this Credit Agreement.”

1.19 Amendment to Section 2.1(a). Section 2.1(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Revolving Commitments. During the Commitment Period, subject to the terms and conditions hereof, each Bank severally agrees to make revolving credit loans (the “Revolving Loans”) in Dollars or in one or more Alternative Currencies to the Borrowers for the purposes hereinafter set forth; provided, however, that (i) with regard to the Banks collectively, the aggregate principal amount of Revolving Obligations outstanding shall not at any time exceed FOUR HUNDRED FIFTY MILLION DOLLARS ($450,000,000) (as such aggregate maximum amount may be increased or reduced from time to time as hereinafter provided, the “Aggregate Revolving Committed Amount”), (ii) with regard to each Bank individually, each Bank’s Revolving Commitment Percentage of Revolving Obligations outstanding shall not at any time exceed such Bank’s Revolving Committed Amount and (iii) the aggregate Outstanding Amount of all Committed Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Revolving Loans may consist of Base Rate Loans or Eurocurrency Rate Loans (or a combination thereof), as the Borrower Representative may request, and may be repaid and reborrowed in accordance with the provisions hereof.”

1.20 Amendment to Section 2.10(a). Section 2.10(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Request for Increase. Provided there exists no Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Banks), the Borrowers may from time to time, request an increase in the aggregate Commitments by an amount (for all such requests) not exceeding $200,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, and (ii) the Borrowers may make a maximum of three such requests. At the time of sending such notice, the Borrowers (in consultation with the Administrative Agent) shall specify the time period within which each Bank is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Banks). Any increase under this Section 2.10 shall be available in Dollars.”

1.21 Amendment to Section 4.1. Section 4.1 of the Credit Agreement is hereby amended by adding a new third paragraph at the end of such section to read as follows:

“Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents or Swap Contracts, the guaranteed Obligations of the Guarantors shall in all cases exclude Excluded Swap Obligations.”

1.22 Amendment to Section 5.2(a). Section 5.2(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Representations and Warranties. The representations and warranties made by the Credit Parties herein and in the other Credit Documents and which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct in all material respects on and as of the date of such Extension of Credit as if made on and as of such date (except (i) for those which expressly relate to an earlier date and (ii) to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true and correct in all respects).”

1.23 Amendment to Section 6.25. Section 6.25 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“6.25 Anti-Terrorism; Anti-Money Laundering; Anti-Corruption. Neither the Borrowers nor any of their Subsidiaries or, to their knowledge, any of their Related Parties (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.) or (ii) is a Sanctioned Person. Except to the extent that no material liability to the Borrowers or, to their knowledge, the Administrative Agent or any Bank, would result therefrom, neither the Borrowers nor any of their Subsidiaries or, to their knowledge, any of their Related Parties, is in violation of any Anti-Terrorism Law or any Anti-Corruption Law.”

1.24 Amendment to Section 7.10(a). Section 7.10(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Consolidated Total Leverage Ratio. As of the end of each fiscal quarter of the Parent, the Consolidated Total Leverage Ratio shall be less than or equal to 3.50:1.0; provided, however, that the Parent may request, up to two times before the Termination Date and following a Material Acquisition, an increase in the Consolidated Total Leverage Ratio to 3.75:1.0 (the “Ratio Increase”); provided further that any such request for a Ratio Increase must be made no later than the date by which the Borrowers are required to provide the quarterly or annual compliance certificate and related financial statements in accordance with the provisions of Sections 7.1(a) and (b), as appropriate, for the quarter in which the Material Acquisition was consummated (or, if applicable, for the last quarter in which any Acquisition included in the Material Acquisition was consummated); provided further that the Ratio Increase shall only be in effect for four consecutive quarters following the consummation of such Material Acquisition (or, if applicable, following the consummation of the final Acquisition included in the Material Acquisition) after which the Consolidated Total Leverage Ratio will revert back to 3.50:1.0.”

1.25 Amendment to Section 8.1(f). Section 8.1(f) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(f) Indebtedness under Qualified Securitization Transactions in an aggregate principal amount not to exceed $500,000,000 at any time outstanding;”

1.26 Amendment to Section 8.1(h). Section 8.1(h) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(h) Funded Debt under new senior notes in an aggregate principal amount of up to $550 million and other unsecured Funded Debt of the members of the Consolidated Group, provided that the Borrowers shall be in compliance with the financial covenants in Section 7.10 on a Pro Forma Basis after giving effect to the incurrence of such other unsecured Funded Debt;”

1.27 Amendment to Section 8. Section 8 of the Credit Agreement is hereby amended by adding a new Section 8.13 at the end of such section to read as follows:

“8.13 Use of Proceeds. The Credit Parties will not use, directly or indirectly, any Extension of Credit or the proceeds thereof (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, except to the extent that no material liability to the Borrowers or, to their knowledge, the Administrative Agent or any Bank, would result therefrom, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions by any Credit Party or, to the knowledge of the Credit Parties, any other party hereto.”

1.28 Amendment to Sections 9.1(g), (h), (i), (k) and (l). Sections 9.1(g), (h), (i), (k) and (l) of the Credit Agreement are hereby amended by replacing each reference to “$25,000,000” therein with a reference to “$50,000,000”.

1.29 Amendment to Schedule 2.1. Schedule 2.1 of the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit A hereto.

1.30 Amendment to Credit Agreement and other Credit Documents. The Credit Agreement and the other Credit Documents are each hereby amended by replacing any reference to “$350,000,000” as it relates to the size of the credit facility with a reference to “$450,000,000”.

ARTICLE II.

REVOLVING COMMITTED AMOUNTS AND JOINING BANKS

2.1 Revolving Committed Amounts. Each Bank listed on Exhibit A hereto hereby agrees that its Revolving Committed Amount, effective as of the Amendment Effective Date (as hereinafter defined), shall be the “Revolving Committed Amount” listed on Exhibit A hereto opposite its name.

2.2 Joining Banks. Each Person that executes and delivers a joinder agreement to this Agreement, in substantially the form of Exhibit B attached hereto (each a “Joinder Agreement”), as a “Joining Bank” (each, a “Joining Bank” and collectively, the “Joining Banks”) shall, by the fact of such execution and delivery, be deemed to have (i) joined the Credit Agreement as a “Bank” and to have consented to the terms of this Amendment and (ii) provided a Revolving Commitment on the Amendment Effective Date in the amount set forth on Exhibit A hereto opposite its name.

ARTICLE III.

CONDITIONS TO EFFECTIVENESS

3.1 Closing Conditions. This Amendment shall become effective as of the day and year set forth above (the “Amendment Effective Date”) upon satisfaction of the following conditions (in each case, in form and substance reasonably acceptable to the Administrative Agent):

(a) Executed Amendment. The Administrative Agent shall have received a copy of this Amendment duly executed by each of the Credit Parties and the Administrative Agent, on behalf of the Banks.

(b) Executed Bank Consents. The Administrative Agent shall have received executed consents, in substantially the form of Exhibit C attached hereto (each a “Bank Consent”), from each Bank authorizing the Administrative Agent to enter into this Amendment on their behalf. The delivery by the Administrative Agent of its signature page to this Amendment shall constitute conclusive evidence that the consents from the Banks have been obtained.

(c) Executed Joinder Agreements. The Administrative Agent shall have received executed Joinder Agreements from each Joining Bank. The delivery by the Administrative Agent of its signature page to this Amendment shall constitute conclusive evidence that the Joinder Agreements from the Joining Banks have been obtained.

(d) Default. Before and after giving effect to this Amendment, no Default or Event of Default shall exist.

(e) Fees and Expenses. The Credit Parties shall have paid all fees and expenses due and payable to the Banks and the Administrative Agent, including without limitation, payment of the fees set forth in the Fee Letter.

(f) Legal Opinions. The Administrative Agent shall have received (i) opinions of in-house counsel for the Credit Parties and (ii) opinions of outside counsel for the Credit Parties, in each case, dated the Amendment Effective Date and addressed to the Administrative Agent and the Banks.

(g) Corporate Documents. The Administrative Agent shall have received an officer’s certificate for each Credit Party (i) certifying that the articles of incorporation or other organizational documents, as applicable, of such Credit Party that were delivered on the Closing Date remain true and complete as of the Amendment Effective Date (or certified updates as applicable), (ii) certifying that the bylaws, operating agreement or partnership agreement, as applicable, of such Credit Party that were delivered on the Closing Date remain true and correct and in force and effect as of the Amendment Effective Date (or certified updates as applicable), (iii) attaching copies of the resolutions of the board of directors of such Credit Party approving and adopting this Amendment, the transactions contemplated herein and authorizing execution and delivery hereof, and certifying such resolutions to be true and correct and in force and effect as of the Amendment Effective Date, (iv) attaching certificates of good standing, existence or its equivalent with respect to such Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization, (v) certifying that each officer listed in the incumbency certification contained in such Credit Party’s officer’s certificate delivered on the Closing Date remains a duly elected and qualified officer of such Credit Party and such officer remains duly authorized to execute and deliver the Amendment on behalf of such Credit Party or attaching a new incumbency certificate for each officer signing this Amendment.

(h) Officer’s Closing Certificates. The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Borrower Representative as of the Amendment Effective Date stating that, immediately after giving effect to the First Amendment and the Loans made and any Letters of Credit issued on the Amendment Effective Date, (i) no Default or Event of Default exists and (ii) all representations and warranties contained in this

Amendment, the Credit Agreement and the other Credit Documents are true and correct in all material respects, except (A) for those which expressly relate to an earlier date, in which case they were true and correct and all material respects as of such earlier date and (B) to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true and correct in all respects.

(i) Miscellaneous. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

ARTICLE IV.

MISCELLANEOUS

4.1 Amended Terms. On and after the Amendment Effective Date, all references to the Credit Agreement in each of the Credit Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

4.2 Representations and Warranties of Credit Parties. Each of the Credit Parties represents and warrants as follows:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b) This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.

(d) The representations and warranties set forth in Section 6 of the Credit Agreement are true and correct as of the date hereof, except (i) to the extent that such representations and warranties (A) expressly relate to an earlier date, in which case they were true and correct in all material respects as of such earlier date, and (B) are qualified by materiality or reference to Material Adverse Effect, in which case they are true and correct in all respects, and (ii) that for purposes of this Section 4.2(d), the representations and warranties contained in subsections (a) and (b) of Section 6.7 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.1 of the Credit Agreement.

(e) Before and after giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f) Except as specifically provided in this Amendment, the Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

4.3 Reaffirmation of Credit Party Obligations. Each Credit Party hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Obligations.

4.4 Credit Document. This Amendment shall constitute a Credit Document under the terms of the Credit Agreement.

4.5 Expenses. The Borrowers agree to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of the Administrative Agent’s legal counsel.

4.6 Further Assurances. The Credit Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

4.7 Entirety. This Amendment and the other Credit Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

4.8 Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart to this Amendment by telecopy or other electronic means shall be effective as an original and shall constitute a representation that an original will be delivered.

4.9 No Actions, Claims, Etc. As of the date hereof, each of the Credit Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Banks, or the Administrative Agent’s or the Banks’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement on or prior to the date hereof.

4.10 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA.

4.11 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

4.12 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 11.10 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWERS:	OWENS & MINOR MEDICAL, INC.,
a Virginia corporation

	By:	/s/ Grace R. den Hartog
	Name:	Grace R. den Hartog
	Title:	Senior Vice President, General Counsel & Corporate Secretary

OWENS & MINOR DISTRIBUTION, INC.,
a Virginia corporation

	By:	/s/ Grace R. den Hartog
	Name:	Grace R. den Hartog
	Title:	Senior Vice President, General Counsel & Corporate Secretary

GUARANTOR:	OWENS & MINOR, INC.,
a Virginia corporation

	By:	/s/ Grace R. den Hartog
	Name:	Grace R. den Hartog
	Title:	Senior Vice President, General Counsel & Corporate Secretary

[Signature Page to First Amendment]

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, N.A., as a Bank and as Administrative Agent on behalf of the Banks

	By:	/s/ Monique Gasque
	Name:	Monique Gasque
	Title:	Vice President

[Signature Page to First Amendment]

EXHIBIT A

SCHEDULE 2.1 TO THE CREDIT AGREEMENT

Bank	Revolving Committed Amount	Revolving Commitment Percentage
Wells Fargo Bank, N.A.	$67,500,000	15.00%
JPMorgan Chase Bank, N.A.	$67,500,000	15.00%
Bank of America, N.A.	$67,500,000	15.00%
SunTrust Bank	$47,500,000	10.56%
U.S. Bank National Association	$47,500,000	10.56%
HSBC Bank USA, National Association	$47,500,000	10.56%
Branch Banking & Trust Co.	$35,000,000	7.77%
Citibank, N.A.	$35,000,000	7.77%
PNC Bank, National Association	$35,000,000	7.77%

Total	$450,000,000	100%

EXHIBIT B

FORM OF

JOINDER AGREEMENT

See Attached.

JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of September 17, 2014 (this “Joinder Agreement”), by and among [                    ] (the “Joining Bank”), OWENS & MINOR, INC., a Virginia corporation (the “Borrower Representative”), and WELLS FARGO BANK, N.A., as administrative agent for the Banks (the “Administrative Agent”).

RECITALS:

WHEREAS, reference is hereby made to (i) the First Amendment to Credit Agreement, dated as of September 17, 2014 (the “First Amendment”), by and among the Borrowers, Owens & Minor, Inc., a Virginia corporation (the “Parent”), certain Domestic Subsidiaries of the Parent party hereto (together with the Parent, the “Guarantors”), the Banks party thereto and the Administrative Agent and (ii) that certain Credit Agreement, dated as of June 5, 2012 (as amended, restated, supplemented or otherwise modified from time to time, including by the First Amendment, the “Credit Agreement”), by and among the Borrowers, the Guarantors, the Banks and the Administrative Agent. All capitalized terms used but not defined herein shall have the meaning ascribed thereto in the First Amendment or, if not defined therein, shall have the meaning ascribed thereto in the Credit Agreement;

WHEREAS, pursuant to the terms of the First Amendment, the Borrowers have elected to increase the Aggregate Revolving Commitment Amount from $350,000,000 to an amount not to exceed $450,000,000;

WHEREAS, the Joining Bank has agreed to provide a Revolving Commitment to the Borrowers in the amount of $[        ] (the “Joining Bank Commitment Amount”) in accordance with Section 2.1(a) of the Credit Agreement; and

WHEREAS, subject to the terms and conditions of the Credit Agreement and the First Amendment, the Joining Banks may become Banks pursuant to one or more Joinder Agreements;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

The Joining Bank hereby agrees to extend the Joining Bank Commitment Amount on the First Amendment Effective Date, pursuant to and in accordance with the Credit Agreement and the First Amendment. The Joining Bank Commitment Amount provided pursuant to this Joinder Agreement shall be subject to all of the terms in the Credit Agreement and the First Amendment and to the conditions set forth in the Credit Agreement and the First Amendment, and shall be entitled to all the benefits afforded by the Credit Agreement and the other Credit Documents. The Joining Bank, the Borrower Representative and the Administrative Agent acknowledge and agree that the Joining Bank Commitment Amount provided pursuant to this Joinder Agreement shall constitute a “Revolving Commitment” for all purposes of the Credit Agreement and the other applicable Credit Documents.

By executing and delivering this Joinder Agreement, the Joining Bank (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Joinder Agreement and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it meets all the requirements to be an assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 11.3(b)(iii) of the Credit Agreement), (iii) from and after the First Amendment Effective Date, it shall be bound by the provisions of the First Amendment and the Credit Agreement as a Bank thereunder and shall have the obligations of a Bank thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Joining Bank Commitment Amount and either it, or the Person exercising discretion in making its decision to provide the Joining Bank Commitment Amount, is experienced in acquiring assets of such type, (v) it has received a copy of the First Amendment and the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.1 of the Credit Agreement and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Joinder Agreement and to provide the Joining Bank Commitment Amount, (vi) it has, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Joinder Agreement and to provide Joining Bank Commitment Amount, (vii) attached to this Joinder Agreement is an Administrative Questionnaire in the form provided by the Administrative Agent and (viii) if it is a Foreign Bank, attached hereto attached to this Joinder Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Joining Bank; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Bank; and (c) authorizes the Administrative Agent, pursuant to authority granted to the Administrative Agent under the Credit Agreement, to execute the First Amendment on its behalf as if it were a party thereto.

Upon (i) the execution of a counterpart of this Joinder Agreement by the Joining Bank, the Administrative Agent and the Borrowers and (ii) the delivery to the Administrative Agent of a fully executed counterpart (including by way of telecopy or other electronic transmission) hereof, the Joining Bank shall become a Bank under the Credit Agreement, effective as of the First Amendment Effective Date.

Delivered herewith by the Joining Bank to the Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as the Joining Bank may be required to deliver to the Administrative Agent pursuant to the Credit Agreement.

This Joinder Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

This Joinder Agreement is a “Credit Document” for all purposes of the Credit Agreement and other Credit Documents.

This Joinder Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

This Joinder Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Joinder Agreement or any other Credit Document (except, as to any other Credit Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of North Carolina.

Any provision of this Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

This Joinder Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed signature page to this Joinder Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Joinder Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of the date first written above.

[ ],
as a Bank

By:
Name:
Title:

1
By:
Name:
Title:

1	Second signature block only required to be signed if two signature blocks are required by such Bank.

[Signature Page to Joinder Agreement]

BORROWER REPRESENTATIVE:	OWENS & MINOR, INC.,
a Virginia corporation

By:
Name:
Title:

[Signature Page to Joinder Agreement]

Accepted:

WELLS FARGO BANK, N.A., as Administrative Agent

By:
Name:
Title:

[Signature Page to Joinder Agreement]

EXHIBIT C

FORM OF

BANK CONSENT

See Attached.

BANK CONSENT

September 17, 2014

This Bank Consent is given pursuant to the Credit Agreement, dated as of June 5, 2012 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”), by and among OWENS & MINOR DISTRIBUTION, INC., a Virginia corporation, OWENS & MINOR MEDICAL, INC., a Virginia corporation (together, the “Borrowers”), OWENS & MINOR, INC., a Virginia corporation (the “Parent”), certain Domestic Subsidiaries of the Parent party thereto (together with the Parent, the “Guarantors”), the banks and other financial institutions from time to time party thereto (the “Banks”) and WELLS FARGO BANK, N.A., as administrative agent on behalf of the Banks (in such capacity, the “Administrative Agent”). Capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement unless otherwise defined herein.

The undersigned hereby approves the First Amendment to Credit Agreement, to be dated on or about September 17, 2014 (the “Amendment”), by and among the Borrowers, the Guarantors party thereto and the Administrative Agent, on behalf of the Banks, and hereby authorizes the Administrative Agent to execute and deliver the Amendment on its behalf and, by its execution below, the undersigned agrees to be bound by the terms and conditions of the Amendment and the Credit Agreement.

Delivery of this Bank Consent by telecopy or other electronic means shall be effective as an original.

[Remainder of Page Intentionally Left Blank]

A duly authorized officer of each of the undersigned has executed this Bank Consent as of the date set forth above.

[ ],
as a Bank

By:
Name:
Title:

2
By:
Name:
Title:

2	Second signature block only required to be signed if two signature blocks are required by such Bank.

[Signature Page to Bank Consent – First Amendment]